EXHIBIT 10.51

PROVIDE COMMERCE, INC.

DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2004

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

16.3	Non-Assignability	19

16.4	Coordination with Other Benefits	19

16.5	Not a Contract of Employment	19

16.6	Furnishing Information	19

16.7	Terms	19

16.8	Captions	19

16.9	Governing Law	19

16.11	Successors	20

16.12	Spouse’s Interest	20

16.13	Validity	20

16.14	Incompetent	20

16.15	Court Order	20

16.16	Distribution in the Event of Taxation	20

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PURPOSE

The purpose of this plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of PROVIDE COMMERCE, INC., a Delaware corporation, and its subsidiaries, if any. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account Balance” shall mean, with respect to a Participant, the sum of (a) his or her Elective Deferral Account plus (b) his or her Company Contribution Account plus (c) his or her Stock Option Subaccount. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to or in respect of a Participant pursuant to the Plan.

1.2 “Annual Bonus” shall mean any compensation, in addition to Base Annual Salary, paid in respect of a Plan Year to a Participant as an employee under the Company’s Management Incentive Plan, or otherwise as a bonus in the discretion of the Company. An Annual Bonus for a Plan Year may, but need not, be paid during such Plan Year.

1.3 “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary and/or Annual Bonus that a Participant elects to have, and is, deferred, in accordance with Article 3 for any one Plan Year.

1.4 “Annual Installment Method” shall mean the payment of a Participant’s benefit in annual installments to be paid, if so elected by a Participant as follows: (i) during the calendar year in which payment begins, such payment shall equal (a) the Account Balance as of the Retirement Date; divided by (b) the total number of installment payments to be made; and (ii) during the benefit payment period, the amount of each installment to be paid during each calendar year thereafter shall be recalculated, and shall be equal to (a) the remaining amount payable to the Participant as of such January 1; divided by (b) the number of installment payments to be made in or after such subsequent calendar year. The first such installment shall be made as of the Retirement Date and subsequent installments shall be as of January 1 of each subsequent calendar year. The final installment payment shall be equal to the remaining amount payable to the Participant. In no event shall the amount of any installment payment exceed the remaining amount payable to the Participant.

1.5 “Base Annual Salary” shall mean the annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, Directors Fees and other fees, stock options and grants, and car allowances) paid to a Participant for services rendered to any Employer, before reduction for compensation deferred pursuant to all tax-qualified, non-qualified and Code Section 125 plans (other than compensation deferred under individual employment Contracts) of any Employer. The Committee may, in its discretion, with respect to any one or more Participants establish for any Plan Year a limit on the amount of Base Annual Salary to be taken into account under this Plan.

1.6 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under the Plan upon death of a Participant.

1.7 “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to designate one or more Beneficiaries.

1.8 “Board” shall mean the board of directors of the Company.

1.9 “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization approved by the Company’s stockholders, UNLESS securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time, of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

1.10 “Claimant” shall have the meaning set forth in Section 13.1.

1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.12 “Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provision pursuant to Article 13.

1.13 “Company” shall mean PROVIDE COMMERCE, INC., a Delaware corporation.

1.14 “Company Contribution Account” shall mean the sum of (a) Participant’s share of Company Matching Contributions plus (b) Participant’s share of Discretionary Company Contributions plus (c) earnings, gains, losses, and changes in value of the Measuring Funds heron credited (or debited) in accordance with Section 3.7, net of all distributions from such Account applied to such Account value. This Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.15 “Company Matching Contribution” shall mean any contribution made and credited to Company Contribution Accounts by the Company in accordance with Section 3.6 (a) below.

1.16 “Deduction Limitation” shall mean the following described limitation on the annual benefit that may be distributed pursuant to the provisions of this Plan. The limitation shall be applied to distributions under this Plan as expressly set forth in this Plan. If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the

Change in Control is deductible, the Company may, in its sole discretion, defer all or any portion of the distribution. Any amounts deferred pursuant to this limitation shall continue to be credited (or debited) with earnings, gains, losses, and changes in value of the Measuring Funds in accordance with Section 3.7. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control.

1.17 “Deferral Amount” shall mean the sum of all of a Participant’s Annual Deferral Amounts.

1.18 “Director” shall mean any non-employee member of the Board.

1.19 “Director Fees” shall mean the annual fees paid by the Company, including retainer fees, meeting fees and chairperson fees, as compensation for serving on the Board or any of the Board’s committees.

1.20 “Disability” shall mean where, because of injury or sickness, a Participant cannot perform each of the material duties of his or her regular occupation, as determined by the Committee.

1.21 “Discretionary Company Contribution” shall mean any contribution made and credited to Company Contribution Accounts by the Company in accordance with Section 3.6 (b) below.

1.22 “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to make an election under the Plan.

1.23 “Elective Deferral Account” shall mean the sum of (a) a Participant’s Deferral Amount, plus (b) earnings gains, losses, and changes in value of the Measuring Funds hereon credited (or debited) in accordance with Section 3.7, net of all distributions from such Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.24 “Eligible Stock Option” shall mean one or more non-qualified stock options selected by the Committee in its sole discretion.

1.25 “Employers” shall mean the Company and/or any of its subsidiaries that have been selected by the Board to participate in the Plan.

1.26 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.27 “Measuring Funds” shall mean one or more of the mutual funds, investment vehicles, or investment indexes selected by the Committee pursuant to Section 3.7.

1.28 “Participant” shall mean any employee (a) who is selected to participate in the Plan, (b) who elects to participate in the Plan, (c) who signs a Plan Agreement, an Election Form, and a Beneficiary Designation Form, (d) whose signed Plan Agreement, Election Form, and Beneficiary Designation Form are accepted by the Committee, (e) who commences participation in the Plan, and (f) whose Plan Agreement has not terminated.

1.29 “Plan” shall mean the Company’s Deferred Compensation Plan which shall be evidenced by this instrument and, with respect to each Participant, by his or her Plan Agreement, as each may be amended from time to time.

1.30 “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between one or more Employers and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and shall specify, the Employer or Employers liable for the Participant’s benefits hereunder and the magnitude or extent of such liability. The Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement and each Employer’s liability. Upon the complete payment of a Participant’s Account Balance, each individual’s Plan Agreement and his or her status as a Participant shall terminate.

1.31 “Plan Year” shall be the calendar year, starting, with 2004.

1.32 “Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

1.33 “Qualifying Stock Option Gain” shall mean an amount equal to the fair market value of shares (or share equivalent units) of Stock acquired upon exercise of one or more Eligible Stock Options using a Stock-for-Stock payment method, less the total stock purchase price paid to exercise the Eligible Stock Options, less amounts withheld pursuant to Section 3.9. All such amounts shall be calculated using the average of the high and low price of Stock on the date of exercise of such Eligible Stock Options, as reported on the New York Stock Exchange.

1.34 “Retirement,” “Retire,” “Retires,” “or “Retired” shall mean severance from employment or service with all Employers for any reason other than a leave of absence on or after the attainment of (a) age fifty five (55) and the completion of ten (10) Years of Service or (b) age sixty-five (65), whichever is earliest.

1.35 “Retirement Benefit” shall mean the benefit set forth in Article 5.

1.36 “Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.37 “Stock” shall mean the common stock, $0.001 par value, of the Company, or any other equity securities of Employer designated by the Committee.

1.38 “Stock-for-Stock” shall mean a payment method by which, if permitted by the Committee, certain employees and Directors exercise their Eligible Stock Options by paying the exercise price with Stock, as follows: the Participant delivers to Employer shares of Stock already owned by Participant for at least six (6) months as of the date of exercise (or, instead of delivering actual shares, Participant delivers a completed “attestation form” provided by the Committee which, among other things, shall identify the share of Stock being used to pay the exercise price) having a fair market value equal to the exercise price of the Eligible Stock Options to be exercised.

1.39 “Stock Option Subaccount” shall mean (i) the sum of Qualifying Stock Option Gain deferred in accordance with Section 3.2 of this Plan, plus (ii) amounts credited or debited in accordance with Section 3.8 of this Plan, less (iii) all distributions made to the Participant or his or her beneficiary in accordance with Article 5 of this Plan.

1.40 “Subsidiary” shall mean any corporation (other than the Employer) in an unbroken chain of corporations or other entities beginning with the Employer, if each of the entities other than the last entity in the unbroken chain owns stock, partnership rights or other ownership interest possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, partnership rights or other ownership interest in one of the other entities in such chain.

1.41 “Termination Benefit” shall mean the benefit set forth in Article 7.

1.42 “Termination of Employment” shall mean the ceasing of employment with all Employers, voluntary or involuntary, for any reason other than Retirement, death, or an authorized leave of absence. Notwithstanding the foregoing, no Termination of Employment shall occur merely by reason of the transfer of employment of a Participant from an Employer to any entity directly or indirectly controlled by or under common control with the Company and which is not an Employer (a “Non-Participating Entity”). Rather, such a Participant’s Termination of Employment shall occur on the ceasing of the Participant’s employment with all Non-Participating Entities and all Employers.

1.43 “Trust” shall mean the trust established pursuant to that certain Trust Agreement, dated as of January 1, 2004, between the Company and the trustee named therein, as amended from time to time.

1.44 “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Committee.

1.45 “Years of Plan Participation” shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Termination of Employment (determined without regard to whether deferral elections have been made by the Participant for any Plan Year). Any partial year shall not be counted. Notwithstanding the previous sentence, a Participant’s first Plan Year of participation shall be treated as a full Plan Year for purposes of this definition, even if it is only a partial Plan Year of participation.

1.46 “Years of Service” shall mean the total number of years in which a Participant has been employed by or in the service of an Employer. For purposed of this definition only, a year of employment or service shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Participant’s date of hire (or engagement) and that, for any subsequent year, commences on an anniversary of that hiring date.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1 Selection by Committee. Participation in the Plan shall be limited to (a) non-employee directors of an Employer and (b) employees of an Employer who are part of a select group of management or highly compensated employees. From the foregoing, the Committee shall select, in its sole and absolute discretion, individuals to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each selected individual shall complete, execute, and return to the Committee Plan Agreement, an Election Form, and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

2.3 Eligibility Commencement of Participation. An individual selected to participate may commence participation upon the January 1, April 1, July 1 and October 1 immediately following the date he or she has completed all enrollment requirements set forth herein and required by the Committee, including returning all required documents to the Committee and the Committee’s acceptance of all submitted documents. The initial election to defer would have to be made in the preceding taxable year or within 30 days in the case of a Participant who is newly eligible. If a Participant’s initial election to defer Compensation pursuant to Section 3.3 is not received by the Committee within 30 days of the Participant’s receipt of notice of his or her eligibility to participate, the election will not be effective until the next following January 1.

2.4 Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer meets the requirement of Section 2.1 hereof, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant’s then Account Balance as a Termination Benefit and terminate the Participant’s participation in the Plan. If the Committee chooses not to terminate the Participant’s participation in the Plan, the Committee may, in its sole discretion, reinstate the Participant to full Plan participation at such time in the future as the Participant again meets the requirements of Sections 2.1 (a) and (b).

ARTICLE 3

Deferral Commitment/Crediting of Gains, Earnings, Losses, Etc.

3.1 Deferred Compensation

(a) Minimum. For each Plan Year, a Participant may elect to defer Base Annual Salary and/or Annual Bonus paid in respect of such Plan Year in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	$2,000
Annual Bonus	$2,000
Director Fees	$0

If no election is made, the amount deferred shall be zero.

(b) Short Plan Year. If a Participant first becomes a Participant after the first day of a Plan Year, the minimum Base Annual Salary and/or Annual Bonus deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

(c) Maximum. For each Plan Year, a Participant may elect to defer Base Annual Salary and/or Annual Bonus up to the following maximum amounts:

Deferral	Maximum Amount
Base Annual Salary	50%
Annual Bonus	100%
Director Fees	100%

3.2 Deferred Qualifying Stock Option Gain. Eligible Participants, including Directors, designated by the Committee as described in Section 2.1 may elect, in accordance with Section 3.4 of this Plan, to defer the receipt of Qualifying Stock Option Gain upon the exercise of any Eligible Stock Option. Any Qualifying Stock Option Gain deferred by a Participant shall be recorded in a Stock Option Subaccount, maintained in the name of the Participant, which subaccount shall be credited with an amount of shares (or share equivalent units) of Stock equal to the total amount of Qualifying Stock Option Gain deferred, together with any earnings thereon credited in accordance with Section 3.8.

3.3 Election to Defer Compensation. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make a deferral election by delivering to the Committee a completed and signed Deferral Election Form, which election and form must be accepted by the Committee for a valid election to exist. For each succeeding Plan Year, a new Election Form must be delivered to the Committee, in accordance with its rule and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no Election Form is timely delivered for a Plan Year, no Annual Deferral Amount shall be withheld for that Plan Year.

3.4 Election to Defer Qualifying Stock Option Gain. Notwithstanding any provision of Section 3.3 to the contrary, with respect to Qualifying Stock Option Gain to be deferred, (i) the Participant, including a Director, must make a separate deferral election on a separate Stock Option Gain Deferral Election Form with respect to such Qualifying Stock Option Gain; (ii) such form must be timely delivered to the Vice President of Human Resources or his or her designee in a prior Plan Year and at least six (6) months before the date the Participant elects to exercise the Eligible Stock Option; and (iii) the Eligible Stock Option must be exercised using an actual or phantom Stock-for-Stock payment method. The amount of Qualifying Stock Option Gain permitted to be deferred also may be limited by other terms or conditions set forth in the stock option plan or agreement under which the relevant stock option or options were granted. The Participant’s Qualifying Stock Option Gain deferral election shall be made on a form provided and in accordance with rules and procedures determined by Employer.

3.5 Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant’s Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant. The Annual Deferral Amount shall be credited to the Participant’s Elective Deferral Account. A Participant shall at all times have a fully vested and non-forfeitable interest in his or her Elective Deferral Account.

3.6 (a) Company Matching Contribution. Each Plan Year, the Company may, in its sole discretion, but is not required to, make a Company Matching Contribution on behalf of any or all Participants. Such Company Matching Contribution shall be equal to fifty percent (50%) of the Participant’s Annual Base Salary deferred and fifty percent (50%) of the Participant’s Annual Bonus deferred for such year, but in no event shall such Company Matching Contribution exceed ten percent (10%) of the Participant’s Annual Base Salary with respect to deferrals of Annual Base Salary and ten percent (10%) of the Participant’s Annual Bonus with respect to deferrals of Annual Bonus.

(b) Discretionary Company Contribution. Each Plan Year, the Company, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero (0). The Discretionary Company Contribution, if any, shall be credited as of the last day of a Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement, Disability or death while employed, the Discretionary Company Contribution for that Plan Year shall be zero.

3.7 Selection of Measuring Funds and Investment Elections. The Committee shall select the Measuring Funds whose performance will measure the amounts to be credited under Section 3.8 to the Account Balances of Participants. The selection of Measuring Funds shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money in the Measuring Funds, or to acquire or maintain any actual investment. The Committee may, in its discretion, change its selection of the Measuring Funds at any time. If a Participant or Beneficiary has elected pursuant to this Section 3.7 to invest all or a portion of his Account Balance in a Measuring Fund which the Committee decided to discontinue, his Account Balance shall be invested after such discontinuance in the continuing Measuring Fund which the Committee determines, in its discretion, most nearly resembles the discontinued Measuring Fund. The Committee shall provide each Participant (or Beneficiary in the event of a Participant’s death) with a list of the Measuring Funds available for hypothetical investment, and the Participant (or Beneficiary in the event of a Participant’s death) shall designate, on a form provided by the Committee, one or more of such Measuring Funds in which he or she wishes his or her Account Balance to be “invested”. The Committee, in its discretion, shall designate the times, procedures, and limitations for the designation of hypothetical investments by Participants or Beneficiaries of their Account Balances among the Measuring Funds (including, but not limited to, the times when a Participant or Beneficiary may change his hypothetical investments, the increments expressed as a dollar amount or as a percentage of the Participant’s Account Balance in which a Participant or Beneficiary may chose to make a hypothetical investment in a Measuring Fund, and any minimum increment expressed as a dollar amount or as a percentage of the Participant’s Account Balance that may be deemed to be invested in a Measuring Fund); provided, however, that (a) a Participant or Beneficiary may make a selection of a hypothetical investment in a Measuring Fund on a prospective basis only, and (b) the times, procedures and limitations for the selection of hypothetical investments in the Measuring Funds in effect at any time shall be uniform among all Participants and Beneficiaries.

3.8 Crediting of Earnings, Gains, Losses, and Changes in Value of Measuring Funds. The Committee shall determine, in its discretion, the exact times and methods for (a) crediting or charges each Participant’s Account Balance (and such Participant’s Elective Deferral Account, Company Matching Contribution Account, Rollover Contribution Account, and any Annual Deferral Amount paid as a Short-Term Payout under Section 4.1) with the earnings, gains, losses, and changes in value of the Measuring Funds selected by the Participant, (b) crediting each Participant’s Account Balance (and Elective Deferral Account, Rollover Contribution Account, and Company Matching Account, as the case may be) with such Participant’s Annual Deferral Amount, Rollover Contributions, Company Matching Contributions, and (c) debiting each Participant’s Account Balance (and such Participant’s Elective Deferral Account, Rollover Contribution Account, and Company Matching Contribution Account) with the payment of benefits or withdrawals under this Plan. The Committee may, at any time, change the timing or methods for crediting or debiting earnings, gains, losses, and changes in value of Measuring Funds, Annual Deferral Amounts, Company Matching Contributions, Rollover Contributions, and payments of benefits and withdrawals under this Plan; provided, however, that the times and methods for crediting or debiting such items in effect at any particular time shall be uniform among all Participants and Beneficiaries. Notwithstanding any other provision in Section 3.7 and this Section 3.8 to the contrary, no investment options are available to a Participant with respect to amounts held in the Participant’s Stock Option Subaccount. Such Stock Option Subaccount only shall be credited or debited with the actual financial performance or earnings generated by Stock. Prior to the payout of such amounts, dividend equivalents will be credited in the form of additional shares or share equivalent units of Stock to the Participant’s Stock Option Subaccount

3.9 FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld, the Participant’s Employer(s) shall ratably withhold from that portion of the Participant’s Base Annual Salary and/or Annual Bonus that is not being deferred, the Participant’s share of FICA taxes on deferred amounts and any other taxes, which may be required or appropriate. If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section. In the case of an Participant’s exercise of an Eligible Stock Option and election to defer Qualifying Stock Option Gain, Employer shall withhold from Participant’s non-deferred Compensation and/or Qualifying Stock Option Gain, in a manner determined by Employer, Participant’s share of FICA and other employment taxes on such deferred Qualifying Stock Option Gain. If necessary, the Committee may reduce the deferred Qualifying Stock Option Gain in order to comply with this Section 3.9.

3.10 Vesting.

(a) A Participant shall at all times be one hundred percent (100%) vested in his or her [Elective Deferral Account,] Annual Deferral Amount and all amounts credited to his or her Stock Option Subaccount.

(b) A Participant shall be vested in his or her Company Contribution Account in accordance with the following schedule:

Years of Plan Participation on Date of Termination of Employment	Vested Percentage of Company Contribution Account
Less than 5 years	0%
5 years or more	100%

(c) Notwithstanding anything to the contrary contained in this Section 3.10, in the event of a Change in Control, a Participant’s Company Contribution Account shall immediately become one hundred percent (100%) vested (if it is not already vested in accordance with the above vesting schedules).

(d) Notwithstanding anything contained in this Plan to the contrary, in the event that any payment or benefit to a Participant or for a participant’s benefit paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in connection with, or arising out of, a Change of Control, or any other event which constitutes a “Change in Control” within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the benefits payable under this Plan shall be reduced (but not below zero), but only to the extent necessary so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”). Unless otherwise determined by the Committee in its discretion, the Company shall reduce or eliminate the benefits payable under this Plan by first reducing or eliminating those benefits beginning with benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).

(i) All determinations required to be made under this Section 3.10(d) (each, a “Determination”) shall be made, at the Company’s expense, by a nationally recognized accounting firm designated by the Company and reasonable acceptable to the Participant (the

“Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to the Participant when requested by the Company or the Participant (in either case provided that the Company or the Participant believe in good faith that the any of the Payments may be subject to the Excise Tax); provided, however, that if the Accounting Firm determines that no Excise tax is payable by the Participant with respect to a Payment or Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) calendar days of delivery of the Determination to the Participant, the Participant shall have the right to dispute the Determination (the “Dispute”). The existence of any Dispute shall not in any way affect the Participant’s right to receive the benefits under this Plan in accordance with the Determination. If there is no Dispute,, the Determination by the Accounting Firm shall be final, binding, and conclusive upon the Company and the Participant, subject to the application of Section 3.10(d)(ii).

(ii) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in this Section 3.10(d) (an “Excess Payment” or “Underpayment,” respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess payment to the Company on demand, together with interest on the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of the participant’s receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Participant’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to he Participant within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to the Participant pursuant to the terms of this Plan or otherwise, but for the operation of this Section 3.10(d), until the date of payment.

ARTICLE 4

Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Election

4.1 Short-Term Payout. Subject to the Deduction Limitation, in connection with each election to defer an Annual Deferral Amount, not including his or her Stock Option subaccount, a Participant may elect to receive a future “Short-Term Payout” from the Plan with respect to that Annual Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus (or minus) earning, gains, losses, and changes in value credited (or debited) on such amount under Section 3.8. Subject to the other terms and provisions of this Plan, each Short-Term Payout elected shall be paid within sixty (60) days of the first day of the Plan Year that is five or more years after the first day of the Plan Year in which an Annual Deferral Amount is actually deferred. Notwithstanding the foregoing, should an event occur that triggers a benefit under Articles 5, 6, or 7, any Annual Deferral Amount, plus (or minus) earnings, gains, losses, and changes in value credited (or debited) on such amount under Section 3.8, that is subject to a Short-Term Payout election under this Section 4.1 shall not be paid in accordance with this Section 4.1, but shall be paid in accordance with the other applicable Article of this Plan.

4.2 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (a) suspend any deferrals required to be made by a Participant and/or (b) receive partial or full payout from the Plan The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole and absolute discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. All distributions from an Participant’s Stock Option Subaccount shall be made in the form of Stock.

ARTICLE 5

Retirement Benefit

5.1 Retirement Benefit. Subject to the Deduction Limitation, a Participant who retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2 Payment of Retirement Benefits. A Participant, in connection with his or her commencement of Participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method over 5, 10, or 15 years, with the portion of the Retirement Benefit which is yet to be distributed being credited (or debited) with earnings, gains, losses, and changes in value of the Measuring Funds as set forth in Section 3.8. The Participant may change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least three (3) years prior to the Participant’s Retirement. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days from the date the Participant Retires. All distributions from an Participant’s Stock Option Subaccount shall be made in the form of Stock.

5.3 Death Prior to Completion of Retirement Benefits. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (a) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed at the sole and absolute discretion of the Committee. The lump sum payment will be the Participant’s Account Balance at the time of such lump sum payment. All distributions from an Participant’s Stock Option Subaccount shall be made in the form of Stock.

ARTICLE 6

Pre-Retirement Survivor Benefit

6.1 Pre-Retirement Survivor Benefit. If a Participant dies before he or she Retires, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance.

6.2 Payment of Pre-Retirement Survivor Benefits. The Pre-Retirement Survivor Benefit shall be paid in the payment period previously elected by the Participant for payment of the Retirement Benefit, or, if no election is made, pursuant to the Annual Installment Method over ten (10) years, with the portion of such Pre-Retirement Survivor Benefit yet to be distributed being credited (or debited) with earnings, gains, losses, and changes in value on the Measuring Funds in the manner set forth in Section 3.8. However, the Pre-Retirement Survivor Benefit Payment may be made as a lump sum at the request of the Beneficiary and at the sole and absolute discretion of the Committee. The first (or only payment, if made in lump sum) shall be made within sixty (60) days of the Committee’s receiving proof of the Participant’s death. All distributions from an Participant’s Stock Option Subaccount shall be made in the form of Stock.

ARTICLE 7

Termination Benefit

7.1 Termination Benefits. Subject to the Deduction Limitation, if a Participant experiences a Termination of Employment prior to his or her Retirement, the Participant shall receive a Termination Benefit, which shall be equal to the Participant’s Account Balance, credited (or debited) with earnings, gains, losses, and changes in value of the Measuring Funds in accordance with Section 3.8.

7.2 Payment of Termination Benefit. A Participant’s Termination Benefit shall be paid in a lump sum no later than sixty (60) days following the date of the Participant’s Termination of Employment. All distributions from a Participant’s Stock Option Subaccount shall be made in the form of Stock.

7.3 Death Prior to Completion of Termination Benefits. If a Participant dies after Termination of Employment, but before the Termination Benefit is paid, the Participant’s unpaid Termination Benefit shall be paid to the Participant’s Beneficiary.

ARTICLE 8

Change In Control Benefit

8.1 Change In Control. Notwithstanding anything herein to the contrary, upon a Change in Control of the Employer, each Participant shall become fully vested in his or her Account Balance.

ARTICLE 9

Disability Waiver and Benefit

9.1 Disability Waiver.

(a) Eligibility. By participating in the Plan, all Participants are eligible for this waiver.

(b) Waiver of Deferral: Credit for Plan Year of Disability. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections.

(c) Return to Work. If a Participant returns to employment or service as a director with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment of service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

9.2 Benefit Eligibility. A Participant suffering a Disability shall, for benefit purposes under this Plan but subject to Section 9.1, above, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4, 5, 6, and 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right, in its sole and absolute discretion and for purposes of this Plan only, to deem a Participant’s employment or service terminated for purposes of this Plan at any time after such Participant is determined to be permanently and totally disabled under the Employer’s long-term disability plan or would have been determined to be permanently and totally disabled had he or she participated in such plan.

ARTICLE 10

Beneficiary Designation

10.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designation previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3 Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

10.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2, and 10.3 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s issue upon the principle of representation and if there is no such issue, to the Participant’s estate.

10.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11

Leave of Absence

11.1 Paid leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered actively employed by or in the service of the Employer for purposes hereof and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered actively employed by the Employer for purposes hereof, but the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the date the Participant returns to paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan year, no deferral shall be withheld.

ARTICLE 12

Termination, Amendment, or Modification

12.1 Termination. Any Employer reserves the right to terminate the Plan at any time with respect to Participants employed by the Employer. Upon the termination of the Plan, the Participant’s Account Balance shall be paid out as though the Participant has experienced a Termination of Employment on the date of Plan termination, or, if Plan termination occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired on the date of Plan termination, or, if Plan termination occurs after the Participant Retired and commenced (but not completed) distribution hereunder, benefits shall continue to the Participant pursuant to the terms hereof without regard to the termination. Prior to a Change in Control, an Employer shall have the right, in its sole and absolute discretion, and notwithstanding any elections made by the Participant to pay all such benefits in a lump sum.

12.2 Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer; provided, however, that no amendment or modification shall be effective to decrease a Participant’s Account Balance at the time of such amendment, calculated as though the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did Retire on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected.

12.3 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, or 7 of the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 13

Administration

13.1 Committee Duties. This Plan shall be administered by a Committee, to be known as the Provide Commerce, Inc. Deferred Compensation Plan Committee, which shall consist of individuals approved by the Board, or, after the occurrence of a Change in Control, a third party who, before the occurrence of such Change in Control, was appointed by the Board to act as the Plan Administrator in the event of a Change in Control, and accepted such appointment. Member of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide on resolve any and all questions, including but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as may arise in connection with the Plan. Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

13.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

13.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.4 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

13.5 Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death of Termination of Employment of its Participants, and such other pertinent information as the committee may reasonably require.

ARTICLE 14

Claims Procedure

14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing but not later than ninety (90) days (one hundred eighty (180) days if the Committee determines special circumstances apply):

(a) That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial if the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth in Section 14.3 below.

14.3 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents;

(c) may request a hearing, which the Committee, in its sole discretion, may grant; and

(d) will be provided, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim.

The Committee will provide a decision on review within sixty (60) days following the filing, or one hundred twenty (120) days if special circumstances exist.

14.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

14.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any arbitration proceeding with respect to any claim for benefits under this Plan.

14.6 Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, and which is not resolved through the claims procedure set forth in Article 14, including any claim arising out of a Participant’s employment or the termination of that employment, and including any claim arising our of, connected with, or related to the formation, interpretation, performance, or breach of any provision of this Plan, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

(a) In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within twenty one (21) days, the parties shall meet and attempt in god faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten (10) business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main San Diego office of the American Arbitration Association (“AAA”) or of the Federal Mediation and Conciliation Service. If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike name alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b) Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in a San Diego County agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within San Diego County shall be designated by the arbitrator after consultation with the parties. Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

(c) In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

(d) The decision of the arbitrator shall be final, binding, and non-appeal able, and may be enforced as a final judgment in any court of competent jurisdiction.

(e) This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

(f) Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(g) Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the even of any inconsistency between the rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

(h) If any of the provisions of this Section 14.6 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 14.6, and this Section 14.6 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 14.6 are not absolutely binding, then the parties intend any arbitration decision and ward to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 15

Trust

15.1 Establishment of Trust. The Company shall establish the Trust, and the Employers shall transfer over to the Trust such assets, if any, as the Committee determines, from time to time and in its sole discretion, are appropriate.

15.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust. The Employers shall at all times remain liable to carry out their obligations under the Plan. The Employers’ obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust. Any such distribution shall reduce the Employer’s obligations under this Agreement.

ARTICLE 16

Miscellaneous

16.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable right, interest or claim in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, un-pledged, and unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future and the sole interest of a Participant and a Participant’s beneficiaries shall be as a general creditor of the Company and any Employer.

16.2 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

16.3 Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be un-assignable and non-transferable. No part of the amounts payable shall, prior to actual payments be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

16.4 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

16.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a Contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to gibe a Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7 Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The masculine pronoun shall be deemed to include the feminine and vice versa, unless the context clearly indicates otherwise.

16.8 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

16.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to:

PROVIDE COMMERCE, INC.

5005 WATERIDGE VISTA DRIVE

SAN DIEGO, CALIFORNIA 92121

ATTN: [TITLE OF CONTACT PERSON]

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by, mail, to the last known address of the Participant.

16.11 Successors. The provisions of this plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

16.12 Spouse’s Interest. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved or the spouse dies. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, not shall such interest pass under the laws of intestate succession.

16.13 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the reaming parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Committee may require proof of minority, in competency, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or Committee has been named as a party.

16.16 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s-benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of assets sufficient to meet the Participant’s tax liability (including additions to tax, penalties, and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to that Participant’s federal, state, and local tax liability associated with such taxation (which amount shall not exceed the Participant’s vested Account Balance), which liability shall be measured by using that Participant’s then current highest federal, state, and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties, and interest. If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall reduce the benefits to be paid under this Plan.

IN WITNESS WHEREOF, the Company has signed this Plan Document as of December 1, 2003.

PROVIDE COMMERCE, INC. a Delaware corporation.

By:

Title: